Exhibit 99.1

Orthofix Provides Update on NASDAQ Listing Status

Intends to Complete its Financial Restatement by End of First Quarter

LEWISVILLE, Texas — February 5, 2014 — Orthofix International N.V. (NASDAQ:OFIX) (“Orthofix” or the “Company”) today provided an update on issues relating to its listing status with the NASDAQ Stock Market. As previously announced, the Company intends to restate its financial statements for the 2011 and 2012 calendar years, as well as for the first quarter of 2013. As a result, the Company has not yet filed its quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2013 and September 30, 2013 (collectively, the “Delinquent Reports”), and therefore, also as previously announced, the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1).

The Company, in coordination with the Audit Committee of the Company’s Board of Directors, is currently preparing the financial restatement and the Delinquent Reports, and substantial progress has been made in that regard. The Company intends to complete the restatement and file the Delinquent Reports as promptly as practicable, and is currently proceeding with the objective of completing this process (including the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013) by the end of the first quarter of 2014.

As previously disclosed, when a NASDAQ listed company fails to comply with NASDAQ Listing Rule 5250(c)(1), the staff of the listing qualifications department of NASDAQ has discretion to grant up to 180 calendar days from the original non-compliance date for such company to regain compliance without requiring further proceedings before a NASDAQ Listing Qualifications Hearings Panel (a “Hearings Panel”). The 180-day calendar period with respect to Orthofix’s non-compliance will expire on February 10, 2014. As a result, Orthofix expects to be notified by NASDAQ on or before February 11, 2014 that it will be required to request a hearing before a Hearings Panel to remain listed on the NASDAQ Stock Market until the Delinquent Reports are filed. Under NASDAQ’s rules and procedures, in general, a company’s request for such a hearing is due within seven calendar days of the notification being received by such company, and such a request automatically stays any delisting (and suspension of trading) for an additional 15 calendar days from the deadline to request a hearing. Upon receiving the expected notification, Orthofix intends to request a hearing by such seven calendar day deadline.

When a company requests a hearing, it may request a stay of the suspension pending the hearing, and Orthofix intends to do so. Assuming the Hearings Panel grants Orthofix’s request for a further stay, which is discretionary on the part of the Hearings Panel and therefore not assured, any final delisting (and suspension of trading) would thereby be stayed until further Hearings Panel proceedings. Under the NASDAQ rules, a Hearings Panel has discretion to grant an additional extension, which cannot exceed 360 calendar days from the original non-compliance date.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative orthopedic and spine solutions that drive value for patients, surgeons, and providers. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to statements regarding the additional time that may be granted for the Company to regain compliance with the NASDAQ’s Listing Rules, any stay or extension that may be granted with respect to the delisting of the Company’s common stock, the Company’s ability and time required to regain compliance with NASDAQ rules, the timing of the completion of the Company’s restatement of financial statements, Delinquent Filings, and additional periodic reports due to be filed with the Securities and Exchange Commission in the future, as well how these matters and the review being conducted by the Audit Committee of the Company’s Board of Directors may impact our expenses, liquidity, legal liability, borrowing ability, product sales, relationships with customers, suppliers, strategic partners and third party reimbursement providers, ongoing compliance obligations under our corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, deferred prosecution agreement with the U.S. Department of Justice and consent decree with the SEC, ability to remain in compliance with covenants and other obligations under our senior secured credit agreement, the cost and nature of our insurance coverage, continued listing of our securities on the Nasdaq Stock Market, and other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and other subsequent periodic reports filed by the Company with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Orthofix International N.V.

Mark Quick, 214-937-2924

Director of Investor Relations

markquick@orthofix.com